Exhibit 16 to Form 8-K







March 25, 1996






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

     We have read Item 4 of Form 8-K dated March 19, 1996, of The
Morgan Group, Inc. to be filed with the Securities and Exchange
Commission and are in agreement with the statements contained in the second and third paragraph therein.

Very truly yours,

Arthur Andersen LLP